Exhibit 99.1


Compaq Computer Corporation           P.O. Box 692000
Public Relations Department           Houston, Texas
                                      77269-2000

                                      Tel 281-514-0484
                                      Fax 281-514-4583

                                      http://www.compaq.com

                                                              NEWS RELEASE


[Logo of Compaq Computer Corporation appears here]


FOR IMMEDIATE RELEASE
---------------------

                Compaq's First Quarter To Be Below Expectations

     HOUSTON, March 6, 1998 - Compaq Computer Corporation (NYSE: CPQ) today said that its first quarter sales are expected to be about the same as those for the first quarter a year ago. Earnings are expected to be roughly break-even.

     Earl Mason, Compaq's Senior Vice President and Chief Financial Officer, reported that the shortfall was primarily associated with the North American commercial market where Compaq is taking additional pricing to meet very competitive conditions.

     "We looked closely at our market and business plan once it became clear that sales out of our North American commercial channels were not meeting our expectations," said Eckhard Pfeiffer, Compaq's President and Chief Executive Officer. "We are putting in place price reductions and aggressive promotions in the first and second quarter to reduce these channel inventories and accelerate the implementation of our Optimized Distribution Model (ODM)."

     "With these actions, we are attempting to achieve channel inventories that support ODM by the end of the second quarter," said Pfeiffer. "Our outlook for the second quarter is cautious as we continue to assess the North American commercial market environment."

OUTLOOK

     "While market conditions will continue to be competitive, we fully intend to expand our business and grow our market share in 1998," said Pfeiffer. "Timing these pricing and promotional actions to coincide with the Digital Equipment Corporation acquisition will position us to take full advantage of that merger."

     This release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include market responses to pricing actions and promotional programs; continued competitive factors and pricing pressures; the operational integration associated with mergers and acquisitions; inventory risks due to shifts in market demand; the implementation of operations and systems improvements; timely development, production, and acceptance of the products; and changes in product mix. Further information on the factors that could affect the Compaq's financial results are included in its SEC filings, including the Form 10-K for the year ended December 31, 1997.

COMPANY BACKGROUND

     Compaq Computer Corporation, a Fortune 100 company, is the fifth largest computer company in the world and the largest global supplier of personal computers, delivering useful innovation through products that connect people with people and people with information. The company is an industry leader in environmentally friendly programs and business practices. Compaq is strategically organized to meet the current and future needs of its customers, offering Internet and enterprise computing solutions, networking products, commercial PC products and consumer PCs. As the leader in distributed enterprise solutions, Compaq has shipped over a million servers. In 1997, the company reported worldwide sales of $24.6 billion. Compaq products are sold and supported in more than 100 countries through a network of authorized Compaq marketing partners. Customer support and information about Compaq and its products can be found at http://www.compaq.com or by calling 1-800-OK-COMPAQ. Product information and reseller locations can be obtained by calling 1-800-345-1518.
                                   #   #   #

Compaq, Registered U.S. Patent and Trademark Office. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

For further editorial information, contact:
Compaq Computer Corporation    Jim Finlaw      281-514-6137
                               jim.finlaw@compaq.com

Compaq Computer Corporation    Mike Berman     281-514-2510
                               mike.berman@compaq.com

Miller/Shandwick Technologies  Angela Goodwin  281-514-0688
                               angela.goodwin@compaq.com


For investor information, contact:
Investor Relations                 281-514-9549
Investor Relations Fax Service     800-433-2391